Press Release

Entrust Announces Third Quarter 2008 Financial Results

  Total Revenues of $24.5 million - an increase of $500,000 year-over-year
  Product Revenues of $9.4 million - an increase of 15% year-over-year
  Fraud and Risk Based Authentication increased 80% quarter-over-quarter and 103% year-to-date
  GAAP Earnings improvement of $4.3 million or 7 cents per share year-to-date

DALLAS - October 23, 2008 - Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended September 30, 2008.

"In this challenging business environment, we grew total revenues by five hundred thousand dollars, grew product revenue fifteen percent, increased earnings by two cents per share and were cash flow positive from operations," said Bill Conner, Entrust chairman, president and chief executive officer. "We are pleased with these overall results and the solid position the company is in as we head into the end of the year."

Revenue for the third quarter was $24.5 million, an increase of 2 percent from $23.9 million in Q3, 2007 and flat to Q2, 2008. Product revenue in the quarter reached $9.4 million an increase of 15 percent from $8.2 million in Q3, 2007 and 5 percent from Q2, 2008. Product revenue increases are attributed to higher transaction volumes, higher subscription revenues and success in the company's global financial vertical.

"In the quarter, we had significant customer wins in online fraud detection and risk-based authentication, which accounted for three of our top five product transactions in the quarter," said Conner. "We also continued to have success in Public Key Infrastructure (PKI): we captured two additional ePassport opportunities, successfully demonstrated our PKI leadership at the Prague ePassport interoperability tests, and grew our subscription SSL certificate business 34 percent. Our fast start to the quarter, healthy funnel and reduced cost structure have us positioned well to achieve our earnings targets for the fourth quarter."

Entrust recorded a Q3, 2008 net loss, calculated in accordance with GAAP, of $1.2 million, or $0.02 per share, compared to Q3, 2007 net loss of $1.5 million, or $0.02 per share. On a non-GAAP basis the company recorded a profit of $1.0 million, or $0.02 per share, compared to the Q3, 2007 non-GAAP profit of $154,000, or $0.00 per share. The non-GAAP figures exclude amortization of purchased intangibles, impairments for long term assets and stock-option based compensation expense. See the financial table below reconciling these non-GAAP figures to GAAP.

Entrust generated $400,000 of positive cash flow from operations excluding the net change in accrued restructuring charges and has generated nearly $8.4 million for the full year, excluding the net change in accrued restructuring charges. The company ended Q3, 2008 with approximately $23.4 million in cash and cash equivalents and no debt.

"I am pleased that year-to-date we have increased our profitability by $4.3 million, or seven cents per share, and improved operating cash flow by $7.3 million," said David Wagner, Entrust senior vice-president and chief financial officer. Early this year, we redoubled our focus on managing cash and expenses and the team has responded. As a result, we are now able to target a $2 million year-over-year reduction of quarterly expenses for the fourth quarter to $23.0 million. We remain positive on our outlook for the fourth quarter and are well positioned financially as we head into 2009."

Financial Outlook:

Entrust is targeting fourth quarter 2008 revenue between $24.5 million and $27.5 million. For the fourth quarter of 2008, the company is targeting a net income in accordance with GAAP of between $0.02 and $0.04 per share and on a non-GAAP basis a profit of between $0.04 and $0.06 per share. The high end of non-GAAP earnings per share for the quarter is in line with the company's prior guidance of $0.08 per share for the second half of 2008. The company's Q4, 2008, total expenses on a non-GAAP basis are expected to be approximately $23.0 million. The company continues to target cash flow positive from operations adjusted to exclude the net change in accrued restructuring charges for the full year by more than $10.0 million. See the financial table below reconciling the non-GAAP figures to GAAP.

Q3 Business and Financial Metrics:
  Revenue of $24.5 million consisted of 39% product revenue ($9.4 million) and 61% services and maintenance revenue ($15.0 million). The top five product transactions accounted for 10% of Q3, 2008 revenues. There were no product transactions over $1 million in Q3, 2008.
  Revenue from subscription-based product and services accounted for 56% of total revenue for Q3, 2008, up from 54% in Q3, 2007.
  Revenue from transactions less than $500,000 increased 23% from Q3, 2007, continuing to drive the company's strategy to be less reliant on large deals. Transactions less than $500,000 and subscription product revenue accounted for 93% of product revenue in Q3, 2008.
  Emerging growth products (Entrust IdentityGuard, Boundary Messaging and Fraud Detection) accounted for $3.6 million, or 38% of product revenue, up 88% from $1.9 million in Q3, 2007, and accounted for $8.8 million of product revenue year-to-date, up 50% from $5.8 million 2007.
  Public Key Infrastructure (PKI) products accounted for $5.5 million, or 58% of product revenue, a decrease of 12% from $6.2 million in Q3, 2007, but remains roughly flat for entire year. The decrease in total PKI revenue was from the movement of customers from perpetual license to subscription based managed service and the planned decrease in Entrust's full-disk products, which it resells from Checkpoint. Entrust Certificate Services (SSL certificates) increased 34% year-over-year and accounted for $2.5 million of PKI product revenue in Q3, 2008.
  Product revenue for the quarter was 36% Extended Government and 64% Extended Enterprise. The financial services vertical accounted for approximately 49% of product revenue in Q3, 2008. Product revenue from the financial services vertical increased 92% over Q3, 2007, and is up 40% over the first three quarters of 2007.
  The average purchase size in the third quarter was $50,000, roughly flat to Q3, 2007 of $51,000. Total transactions in Q3, 2008 reached 130, an increase of 13% from Q3, 2007. Forty-four transactions, or 34% of the total transactions were from new customers. Year-to-date total transactions have increased 10% over last year driven by new customers, which are up 30% over last year.
  Deferred revenue declined to $27.4 million, a decrease of $700,000 from Q3, 2007 due primarily to a weakening Canadian dollar, which is the currency in which the majority of the company's deferred revenues are denominated.
  Support and Maintenance revenues increased 2% over Q3, 2007 and have increased 7% on a year-to-date basis.
  Cash flow from operations was positive $400,000 for Q3, 2008 before the net change in restructuring accruals of $1.4 million. Year-to-date cash flow for operations is positive $8.4 million before the net change in restructuring accruals of $4.2 million.

Technology and Industry Highlights:

  DnB NOR, the largest financial institution in Norway, aligned their comprehensive security strategy with Entrust, Inc. and the zero-touch fraud detection component of the Entrust Risk-based Authentication Solution. With total assets of more than $308 billion (USD), DnB NOR serves more than 2.5 million customers worldwide. The bank will leverage the Entrust solution - for more than 1.7 million users - to protect private-, corporate- and consumer-banking customers online.
  The interoperability test for second-generation ePassports was held in Prague in September. Entrust demonstrated a flawless public key infrastructure (PKI) certificate exchange using United Kingdom and Slovenia systems in a multi-country test environment. Showcasing a "point-and-click" PKI system, Entrust confirmed that the security infrastructure for second-generation ePassports, based on Extended Access Control (EAC), is truly ready for global deployment.
  Slovenia selected Entrust to facilitate their government's migration to a second-generation ePassport solution based on the EAC standard. Slovenia's second-generation ePassport capabilities, integrated by technology partner S&T, represent one of the core components of the country's citizen-centric e-government.
  Entrust and 3M announced a partnership to provide an integrated end-to-end secure ePassport solution, which provides the necessary components to implement Basic Access Control (BAC) and EAC ePassport security, while also securing the surrounding data and communications infrastructures.
  Entrust announced that they will collaborate with GET Group to provide comprehensive ePassport solutions. GET Group will integrate Entrust's ePassport PKI capabilities - based on both BAC and EAC technology - to help complete an efficient, comprehensive end-to-end ePassport solution.
  Entrust's PKI was extended as the foundation of a full layered security model for BNSF to enable employee authentication, secure messaging, device authentication, secure file and folder capabilities and hard-disk encryption.
  Georgia-based Gwinnett Medical Center selected Entrust IdentityGuard to comply with HIPAA regulations, protect patient files, sensitive medical data and clinical information. Facilitated by trusted partner PossibleNOW, Entrust IdentityGuard grid cards are now used to authenticate GMC doctors and staff who wish to remotely access the corporate network via SSL VPN.
  Austrian-based S&T Group opted to internally deploy the same proven security technology it sells to its customer base - specifically Entrust's PKI and complementary solutions - to enable authentication to corporate assets, encryption of sensitive information and the use of digital signatures to help verify identities.

Entrust will host a live teleconference and Webcast on Thursday, October 23, 2008, at 5 p.m. EDT, featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner to discuss the company's fiscal third-quarter results and fourth-quarter outlook for 2008. The conference call audio will be available live via dial-in at 1-800-732-9307 and via the Web at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1988301. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7 p.m. EDT, Thursday, October 23, 2008, through Thursday, October 30, 2008, at 11:59 p.m. EDT. The replay number is 1-877-289-8525 and the pass code is 21285267#.

Use of Non-GAAP Financial Measures

To supplement the financial results that are prepared and presented in accordance with accounting principles generally accepted in the United States, Entrust's management prepares and uses non-GAAP financial measures for many of its internal financial, operating and planning reports. The company's management believes that by excluding charges such as the purchased intangibles amortization in cost of goods sold, the amortization of purchased intangible assets in operating expenses, stock compensation expense, restructuring charges , impairment of long-term assets and write down of strategic investments from its GAAP-based results, these non-GAAP financial measures are more likely to facilitate investors' understanding of the company's ongoing business operating results. These non-GAAP financial measures also facilitate comparisons to the operating results of the company's competitors and provide investors with greater transparency with respect to the supplemental information used by management in its operational and financial decision making.

The non-GAAP measures are included to provide investors with supplemental information to facilitate their understanding of Entrust's operating results and future prospects. Management uses these non-GAAP measures to assess its success in reducing the company's cost structure, to measure its ongoing cash operating costs, and to establish budgets and operational goals. The presentation of this additional information should not be considered in isolation or as a substitute for financial and operating results prepared in accordance with accounting principles generally accepted in the United States, as non-GAAP measures are susceptible to varying calculations and they may not be comparable, as presented, to other similarly titled measures of other companies.

This press release contains forward-looking statements relating to Entrust's projected revenue, the company's planned fourth quarter non-GAAP total expenses, net income per share, non-GAAP income per share for the fourth quarter of 2008 and cash flow from operations prior to accrued restructuring charges for the full year. Such statements are based upon preliminary estimates which involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses ,inaccuracy in preliminary estimates issues associated with revenue recognition, issues raised in connection with the internal review of quarterly financial results, and the risk factors detailed from time to time in Entrust's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2007. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust [NASDAQ: ENTU] secures digital identities and information for consumers, enterprises and governments in 1,700 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.
Investor Contact: Media Contact: David Rockvam Investor Relations 972-713-5824 david.rockvam@entrust.com	Media Contact Brooke Hamilton Media Relations (972) 713-5915 brooke.hamilton@entrust.com

ENTRUST, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30th,		September 30th,
	2008	2007	2008	2007

Revenues:
Product	9,435	$ 8,170	$ 28,078	$ 26,244
Services and maintenance	15,021	15,773	46,695	46,755
Total revenues	24,456	23,943	74,773	72,999

Cost of revenues:
Product	2,208	1,815	6,688	5,785
Services and maintenance	7,207	7,205	22,110	22,412
Amortization of purchased product rights	128	355	788	1,032
Total cost of revenues	9,543	9,375	29,586	29,229

Total gross profit	14,913	14,568	45,187	43,770

Operating expenses:
Sales and marketing	7,817	8,207	24,326	26,113
Research and development	4,271	4,929	13,445	15,590
General and administrative	2,606	2,929	8,846	9,447
Write-down of long-term asset	1,518	-	1,518	-
Total operating expenses	16,212	16,065	48,135	51,150

Loss from operations	(1,299)	(1,497)	(2,948)	(7,380)

Other income (expense):
Interest income	93	188	322	544
Foreign exchange gain	81	(88)	156	(18)
Gain on sale of long-term strategic investments	-	-	18	-
Loss from equity investments	-	-	-	(77)
Total other income (expense)	174	100	496	449

Loss before income taxes	(1,125)	(1,397)	(2,452)	(6,931)

Provision for income taxes	114	104	389	228

Net loss	$ (1,239)	$ (1,501)	$ (2,841)	$ (7,159)

Weighted average common shares used
Basic	61,392	60,987	61,283	60,717
Diluted	61,392	60,987	61,283	60,717

Net loss per share
Basic	($0.02)	($0.02)	($0.05)	($0.12)
Diluted	($0.02)	($0.02)	($0.05)	($0.12)

ENTRUST, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007

ASSETS

Cash and marketable investments	$ 23,400	$ 20,485
Accounts receivable, net of allowance for doubtful accounts	15,474	20,773
Other current assets	3,945	4,079
Property and equipment, net	1,451	1,490
Purchased product rights and other purchased intangible assets, net	9,999	11,543
Goodwill	60,214	60,214
Long-term strategic and equity investments	91	91
Other long-term assets, net	1,096	3,479

Total assets	$ 115,670	$ 122,154

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accruals	$ 14,548	$ 16,330
Accrued restructuring charges	15,096	19,266
Deferred revenue	27,418	27,894
Long-term liabilities	826	218

Total liabilities	57,888	63,708

Shareholders' equity	57,782	58,446

Total liabilities and shareholders' equity	$ 115,670	$ 122,154

The following supplemental tables provide non-GAAP financial measures used by the company's management to evaluate operational results. The company believes this information may be useful to investors. In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of purchase product rights and other purchased intangibles, write-down of long-term assets and non recurring restructuring and impairment charges. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

For additional information regarding these non-GAAP financial measures, see the Form 8-K dated October 23, 2008 that Entrust has filed with the Securities and Exchange Commission.

ENTRUST, INC.
SUPPLEMENTAL
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30th,		September 30th,
	2008	2007	2008	2007

Reconciliation of net loss per GAAP to Non-GAAP income (loss):
GAAP net loss	$ (1,239)	$ (1,501)	$ (2,841)	$ (7,159)
Adjustments for share-based compensation expense:
Cost of revenues	42	77	148	225
Sales and marketing	136	305	560	933
Research and development	27	173	183	574
General and administrative	177	498	759	1,450
Amortization of other purchased intangibles:
Cost of revenues	39	38	115	114
Sales and marketing	211	209	633	666
Amortization of purchased product rights	128	355	788	1,032
Write-down of long-term asset	1,518	-	1,518	-

Non-GAAP income (loss)	$ 1,039	$ 154	$ 1,863	$ (2,165)

Reconciliation of net loss per diluted share according to GAAP to Non-GAAP income (loss) per diluted share:

GAAP net loss per diluted share	($0.02)	($0.02)	($0.05)	($0.12)

Adjustments for share-based compensation expense	0.01	0.01	0.03	0.05
Amortization of other purchased intangibles	0.01	-	0.01	0.01
Amortization of purchased product rights	-	0.01	0.01	0.02
Write-down of long-term asset	0.02	-	0.03	-
	0.04	0.02	0.08	0.08

Non-GAAP income (loss) per diluted share	$0.02	$0.00	$0.03	($0.04)

Weighted average common shares used	61,392	60,987	61,283	60,717

Reconciliation of net cash flow from operating activities per GAAP to Non-GAAP cash flow from operations before the net change in restructuring accruals:

GAAP net cash flow from operating activities	$ (989)	$ (3,009)	$ 4,193	$ (2,887)
Adjustments to exclude the effects of:
Net change in accrued restructuring charges	1,391	1,327	4,170	3,940

Non-GAAP cash flow from operations before the net change in restructuring accruals	$ 402	$ (1,682)	$ 8,363	$ 1,053

Forward Looking Guidance
Earnings Per Share Range

	Fourth Quarter
	2008
U.S. GAAP measure	$0.02	$0.04

Adjustments to exclude the effects of
amortization of purchased intangible assets	0.01	0.01

Adjustments to exclude the effects of
expenses related to stock-based
compensation	0.01	0.01

Non-GAAP figures	$0.04	$0.06

Forward Looking Guidance
Total Quarterly Costs
	(in millions)
	Q4 2008
U.S. GAAP measure	$23.9

Adjustments to exclude the effects of
amortization of purchased intangible assets	0.4

Adjustments to exclude the effects of
expenses related to stock-based
compensation	0.5

Non-GAAP figures	$23.0

Forward Looking Guidance
Cash Flow from Operating Activities
	(in millions)
		Full Year
		2008
U.S. GAAP measure		$4.5

Adjustments to exclude the effects of the
net change in accrued restructuring charges		5.5

Non-GAAP figures		$10.0